Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of June 30, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of June 30, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at Fair Value (cost of $887,723)	$940,619
Cash and cash equivalents	418,273
Other assets	18,361
Derivative liabilities at Fair Value (cost of $0 )	(1,835)
Other liabilities	(26,337)
Distributions payable	(10,106)
Accrued performance fee	(2,256)
Management fee payable	(623)
Net Asset Value	$1,336,096
Number of outstanding shares	49,178,328

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of June 30, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share as of June 30, 2025
Series I
A-II Shares	$303,173	11,209,721	$27.05
F-I Shares	$64,867	2,423,742	$26.76
V Shares	$1	40	$25.00
E shares	$225	8,262	$27.29
I Shares	$27,529	1,024,151	$26.88
S Shares	$3	110	$26.87
Series II
A-II Shares	$901,578	33,078,517	$27.26
F-I Shares	$31,708	1,175,793	$26.97
V Shares	$1	40	$25.00
E shares	$1,153	41,902	$27.50
I Shares	$5,855	215,940	$27.11
S Shares	$3	110	$27.09
Total	1,336,096	49,178,328